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                                                                   EXHIBIT 10.16

                      LICENSING AND DISTRIBUTION AGREEMENT


     This Agreement is made effective as of September 15, 2006 (the "Effective Date") by and between uWink, Inc., a Utah corporation with offices at 16106 Hart St. Van Nuys, CA 91406 ("Licensor") and Snap Leisure LLC, a Washington limited liability company with offices at 4307 Vista Place NE, Tacoma WA 98422 ("Licensee"). Licensor and Licensee are sometimes referred to herein individually as, "Party" and collectively as, the "Parties."

                                    RECITALS

A. Licensee is engaged in the business, inter alia, of manufacturing, distributing and marketing computer interactive entertainment software products for deployment on public-use entertainment terminals in the form of computer programs and written documentation relating to their use.

B. Licensor desires to grant certain rights in the Licensed Products (as defined below) which it has developed, and Licensee desires to obtain said rights from Licensor under the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Licensee and Licensor agree as follows:

                                    SECTION 1
                                   DEFINITIONS

     The following definitions shall apply throughout this Agreement:

     1.1 Programs. "Programs" shall mean all versions of the software programs listed in Schedule "A" and other mutually agreed upon program titles. Unless expressly indicated to the contrary herein, the term "Program(s)" also includes "Upgrades."

     1.2 Platform. "Platform" shall mean the hardware platforms for which the Programs have been developed by Licensor

     1.3 Collateral Materials. "Collateral Materials" shall mean source code, programming documentation, development records, instruction manuals (user's guide), packaging, labels, promotional and advertising materials which are or have been developed by Licensor for use in the sale and promotion of the Programs.

     1.4 Licensed Products. "Licensed Products" shall mean the Programs, together with associated Collateral Materials.

     1.5 Upgrades. "Upgrades" shall mean revisions, modifications, updates, corrected and new versions, new editions, and add-ons whether developed either by Licensee or Licensor during the term of this Agreement.

     1.6 Trademarks. "Trademarks" shall mean any trademarks, service marks or trade names of Licensor as set forth in Schedule "C" and as are associated with the Programs or as designated by Licensor.

     1.7 Amusements Market: "Amusements Market" shall mean the business of designing, selling, operating, distributing and manufacturing "pay-to-play" products that deliver abbreviated audiovisual entertainment experiences in public places

     1.8 Territory. "Territory" shall mean the World


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                                    SECTION 2
                           RIGHTS GRANTED TO LICENSEE

     2.1 Grant. In accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee in perpetuity the following license and related rights with respect to the Licensed Products in the Territory:

         (a) to reproduce or have reproduced on its behalf the Licensed
         Products;

         (b) to sell and distribute the Licensed Products during the term of the Agreement. Licensee shall have exclusive rights to wholesale and retail distribution, OEM licensing and retail direct marketing of the Licensed Programs for the Amusements Market.

         (c) to affix the Trademarks to the Licensed Products and use the Trademarks in the promotion and distribution of the Licensed Products; provided that (1) Licensee shall only have the right to affix and use the trade name "uWink" or any derviation thereof for a period of 1 year following the date hereof, after which point Licensee shall no longer have any right to affix or use the trade name "uWink" or any derivation thereof for any purpose on new manufacturing, distribution or placement of Licensed Products and (2) no Licensed Product shall carry the trade name "uWink" or any derivation thereof following the 5th anniversary of the date hereof; provided that Licensee complies in all respects with any commercially reasonable guidelines or directions provided by Licensor with respect to proper usage of the Trademarks. At the request of Licensor, Licensee will submit to Licensor any and all materials bearing or including any Trademarks. Upon the request of Licensor, Licensee will discontinue the use of (i) any Trademarks being used by Licensee in a manner determined by Licensor to be inconsistent with the guidelines set forth above or (ii) any trademark, service mark, or trade name deemed by Licensor to create a likelihood of confusion with a Trademark.

         (d) to publicly display and perform the Licensed Products.

         (e) to modify and adapt Licensed Products and to create derivative works based on Licensed Products


     2.2 Upgrades. From time to time during the term of this Agreement, Licensee may create, at its own expense, Upgrades for the Program. Nothing contained in this Agreement shall be construed to obligate either Licensor or Licensee to create any Upgrades or Licensee to publish them.

                                    SECTION 3
                             LICENSOR'S OBLIGATIONS

     3.1 Deliverables. Licensor shall prepare and deliver to Licensee for reproduction master copies of all versions of all Licensed Products in CD-ROM format or other media as appropriate.

     3.2 Product Quality. All Licensed Products are being licensed as-is. Licensor has no obligation under this Agreement to provide technical support or correct material errors or defects which may be discovered in the Programs. or titles published by Licensee


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                                   SECTION 4
                            OBLIGATIONS OF LICENSEE

     4.1 Marketing. Licensee will use reasonable efforts to promote and market the Licensed Products. Licensee will bear the cost of all marketing and advertising expenses in connection with the promotion of Licensed Products in Licensee's channels of distribution.

     4.2 Product Support and Warranty. Licensee shall be solely responsible for providing technical support for all end-users of the Licensed Products distributed by Licensee. Warranty support and coverage shall be provided in accordance with the end-user license and warranty which shall be included with the Licensed Product. Provisions of such warranty support and coverage shall be the sole discretion of Licensee

     4.3 Promotional Copies. Licensee shall have the right to distribute copies of the Licensed Products royalty free solely for internal and promotional use by Licensee and Licensee's customers or prospective customers.

     4.4 Notices. Licensee will maintain any copyright and trademark notices which are included on and in the Licensed Products.

                                   SECTION 5
                               PROPRIETARY RIGHTS

     5.1 Ownership. Notwithstanding any provision herein to the contrary, as between Licensee and Licensor, Licensor shall retain and own all worldwide right, title and interest in and to the Licensed Products and the Trademarks and all intellectual property and other rights therein, including but not limited to copyrights, patents, and trade secrets in the Programs (both object code and source code form), Program masters, and the Collateral Materials, including all copies and all portions thereof, and nothing in this Agreement will vest title in Licensee to any rights therein, except as expressly set forth in this Agreement.

     5.2 Licensee Developed Materials. Licensee may, at its own expense, adopt and apply its own trademarks, artwork, copy and packaging in marketing and promoting the Licensed Products.

                                   SECTION 6
                                CONFIDENTIALITY

     6.1 Confidential Information. All documentation and information designated by the party disclosing the information (the "Disclosing Party") as proprietary or confidential, including without limitation drawings, source code, computer program listings, techniques, algorithms and processes and technical and marketing information ("Confidential Information") which is supplied by the Disclosing Party in connection with this Agreement shall be treated confidentially by the recipient of the confidential information ("Recipient") and its employees and contractors and shall not be disclosed by the Recipient, except as required in order to exercise the rights and obligations set forth in this Agreement, without the Disclosing Party's prior written consent. Recipients of Confidential Information shall disclose Confidential Information only to employees, contractors, and sublicensees who have a need to know and have executed written agreements requiring them to comply with the nondisclosure obligations set forth herein.

     6.2 Limitations. Information shall not be considered to be Confidential Information if it (1) is already or otherwise becomes publicly known through no act of Recipient; or (2) is lawfully received from third parties subject to no restriction of confidentiality; or (3) can be shown by Recipient to have been independently developed by it; or (4) is authorized by the Disclosing Party to disclose, copy or use; or (5) is disclosed by the Disclosing Party to third parties without restriction on subsequent disclosure; or (6) is required to be disclosed in the context of an administrative or judicial proceeding.

     6.3 Survival. The duty of confidentiality with respect to source code, which is disclosed pursuant to this Section 6, if any, shall survive the termination of the license granted in Section 2.1 for so long as the materials remain confidential and proprietary. The duty of confidentiality with respect to all other confidential information shall survive the termination or expiration of the license granted in Section 2.1 for a period of three (3) years.


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                                   SECTION 7
                   WARRANTIES, COVENANTS AND INDEMNIFICATION

     7.1 Warranties and Covenants of Licensor. Licensor represents, warrants and covenants to Licensee the following:

         (a) Licensor has the full power to enter into this Agreement;

         (b) Licensor's performance of the terms of this Agreement and of Licensor's obligations hereunder shall not breach any separate agreement by which Licensor is bound.


     7.2 Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to Licensor the following:

         (a) Licensee has the full power and authority to enter into this Agreement and to fulfill its obligations hereunder;

         (b) any promotional materials, packaging, documentation or other materials developed by Licensee for use with the Programs, to the extent said materials are not based upon materials provided by Licensor, do not infringe upon, or misappropriate, any copyright, trademark, trade secret or other proprietary rights of any third party; and

         (c) Licensee's performance of the terms of this Agreement and of Licensee's obligations hereunder shall not breach any separate agreement by which Licensee is bound.

     7.3 Licensee's Indemnity. Licensee agrees to indemnify, hold harmless and defend Licensor from all claims, defense costs (including reasonable attorneys, fees), judgments and other expenses arising out of or on account of claims of:

         (a) any actions or omissions on the part of Licensee in reproducing, distributing or marketing the Licensed Products in Licensee's distribution channel in accordance with this Agreement.

         (b) any statements, claims, representations or warranties made by Licensee or its employees, agents, sublicensees or representative, relating to the Licensed Products, other than as authorized by Licensor in writing or made in Licensor's own writings;

         (c) the breach of any representation, covenant or warranty set forth in
Section 7.2 above.

         (d) alleged infringement or violation of any copyright, trademark, patent, trade secret or other intellectual property right to the extent said claims arise from packaging and other materials provided by Licensee or modifications or additions to the Licensor materials made by Licensee.

     7.4 Licensor's Obligation. Licensor shall notify Licensee promptly of any claim as to which indemnification will be sought and provide Licensee reasonable cooperation in the defense and settlement thereof.

                                   SECTION 8
                                   ROYALTIES

     8.1 Rate and Payment. In consideration for the rights granted Licensee under Section 2 of this Agreement, and for the other obligations imposed upon Licensor, Licensee shall pay to Licensor on a calendar quarterly basis, the amounts per Licensed Product set forth in Schedule "A" attached. At the request of Licensor, Licensee will provide unaudited gross sales reports to substantiate tendered royalties.


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     8.2 Payment Schedule. Royalties payable to Licensor under this Agreement shall be paid to Licensor within forty-five (45) days of the end of each calendar quarter in which revenues are received by Licensee accompanied by a statement of units sold, samples and returns and any revenues from sublicensing. Any payments due under this Agreement shall be offset and first applied by Licensee against any obligation owing from Licensor to Licensee so long as any such obligation remains unsatisfied

     8.3 Records. Licensee will keep accurate books of account and records at its principal place of business covering all transactions subject to royalty or other payments under this Section 8. Upon reasonable notice of not less than ten
(10) business days, Licensor shall have the right to inspect such books of account and records to confirm that the correct amount owing Licensor under this
Section 8 has been paid. Licensee shall maintain such books of account and records for at least one (1) year after the expiration or termination of this Agreement.

                                   SECTION 9
                               TERM; TERMINATION

     9.1 Term. The term of this Agreement shall be perpetual unless terminated for cause as provided herein below.

     9.2 This Agreement may be terminated 30 days after either party gives the other party written notice of a material breach by the other party of any material term or condition of this Agreement, unless the breach is cured before that day.

     9.3 This Agreement may be terminated 30 days after the terminating party gives the non-terminating party written notice of termination because the non-terminating party has been for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors. Notice of termination under this Section 9.3 is discretionary, not mandatory.

                                   SECTION 10
                         DISTRIBUTION AFTER TERMINATION

Licensee shall be entitled to continue to hold the right to distribute and sell Licensed Products manufactured prior to the date of termination pursuant to the terms of this Agreement notwithstanding termination of the licenses granted in
Section 2. 1. Licensed Products sold during this post-termination period shall be subject to royalty payments under Section 8. However, Licensee shall not manufacture or reproduce Licensed Products after the termination of the licenses granted in Section 2.1.


                                   SECTION 11
                      GOVERNING LAW AND DISPUTE RESOLUTION


     9.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles. The parties consent to exclusive jurisdiction and venue in the federal and state courts sitting in Los Angeles, California. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees, costs and expenses as ordered by the Court.

                                   SECTION 12
                            MISCELLANEOUS PROVISIONS

     12.1 Notices. For purposes of all notices and other communications required or permitted to be given hereunder, the addresses of the parties hereto shall be as indicated below. All such communications shall be in writing and shall be deemed to have been duly given if sent by facsimile, the receipt of which is confirmed by return facsimile, or if delivered personally with receipt acknowledged, or sent by first class registered or certified mail or equivalent, return receipt requested, if available, postage paid, or commercial carrier (e.g. Federal Express or UPS), addressed to the parties at their addresses respectively set forth below:


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        If to Licensor: uWink,Inc.
                        16106 Hart Street
                        Van Nuys CA 91406
                        Attention: Chief Financial Officer

        If to Licensee: S. Raymond Hibarger
                        4307 Vista Place NE
                        Tacoma, WA 98422

     12.2 The Designated Person to Send and Receive Material. The parties agree that all materials exchanged between the parties for formal approval shall be communicated between single designated persons, or a single alternate designated person for each entity.

     12.3 Entire Agreement. This Agreement, including any attached schedules, constitutes the entire agreement between the parties with respect to the services and all other subject matter hereof and merges all prior and contemporaneous oral or written communications, agreements, representations and/or understandings. It shall not be modified nor any provision waived or departed from except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the parties by their respective duly authorized representatives; and then such waiver or consent shall be effective only in the specific instances of and for the specific purposes given.

     12.4 Force Majeure. Neither party shall be responsible for any failure to perform due to unforeseen, non-commercial circumstances beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, fuel or energy. In the event of any such delay, any applicable period of time for action by said party may be deferred for a period equal to the time of such delay.

     12.5 Severability. In the event that any one or more of the provisions of this Agreement is found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect, and such term or provision shall be deemed stricken. However, if the stricken provision is of fundamental importance to a party, then that party may immediately terminate the Agreement and any remaining payment or similar remaining performance obligations shall be prorated accordingly.

     12.6 Contract Assignment. Licensee may not assign its rights and duties under this Agreement without the written consent of Licensor; provided that once Licensee is no longer affixing or using the trade name "uWink" or any derivation thereof in any new manufacturing, distribution or placement of Licensed Product in accordance with Section 2.1(c) (1), Licensee may assign this agreement without the written consent of Licensor.

     12.7 Waivers and Amendments. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless consented to by both parties in writing. No failure or delay by either party in exercising any rights, powers, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy.

     12.8 The parties are separate and independent legal entities. Nothing in this Agreement shall constitute a partnership nor make either party the agent or representative of the other. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

     12.9 Titles and Headings. The titles and headings of each section are intended for convenience only and shall not be used in construing or interpreting the meaning of any particular clause or section.


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     12.10 Contract Interpretation. Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time this Agreement is entered into.

     12.11 No Third Party Rights. This Agreement is not for the benefit of any third party, and shall not be considered to grant any right or remedy to any third party whether or not referred to in this Agreement.

     12.12 Singular and Plural Terms. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

     12.13 Confidentiality of Agreement. The parties consider the terms of this Agreement to be confidential. Neither party shall disclose this Agreement or its terms to any third party except (1) to the extent, if any, required by law or by the legal, accounting, investment, or banking requirements of a party; or (2) with the prior written consent of the other party (such consent not to be unreasonably withheld).

     12.14 LIMITATION ON LIABILITY; REMEDIES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF EITHER PARTY HAS WARNED OR BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. MOREOVER, IN NO EVENT SHALL LICENSOR'S LIABILITY TO LICENSEE OR ANY THIRD PARTY EXCEED THE AMOUNTS PAYABLE TO LICENSOR AS SET FORTH IN SCHEDULE "A".

     12.15 Survival. Without limitation, the Royalty and Indemnity provisions of this Agreement, Sections 8 and 7, shall survive the termination of the licenses granted in Section 2.1. The Confidentiality provisions of Section 6 shall survive the termination or expiration of the licenses granted in Section 2.1 as provided in Section 6.3.

     12.16 Counterparts. This Agreement may be executed in counterparts, and a facsimile copy of this Agreement, signed by either party and transmitted to the other party, shall constitute a binding signature to this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth above.


LICENSOR        LICENSEE



By:/S/__________________________        By:/S/_____________________________
Its: CFO                                S. Raymond Hibarger, Managing Member




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